                                                                    Exhibit 10.5


                  EXECUTIVES WITH CHANGE OF CONTROL AGREEMENTS
                  --------------------------------------------

                                  Gary R. Allen
                               Patrick V. Auletta
                                 James S. Bingay
                                Kevin M. Blakely
                                Michael J. Burns
                                Michael A. Butler
                                 Stephen A. Cone
                                 Roger E. Dunker
                                Michael L. Evans
                                Gerald A. Fallon
                               Peter H. Fass, M.D.
                                James A. Fishell
                               Linda A. Grandstaff
                               Allen J. Gula, Jr.
                                Michael J. Hammes
                              Carl C. Heintel, Jr.
                             Robert B. Heisler, Jr.
                               Thomas E. Helfrich
                                Anthony Heyworth
                                 Leroy G. Irving
                                 Robert G. Jones
                                Daniel E. Klimas
                                  John E. Kohl
                                Jack L. Kopnisky
                                 John H. Mancuso
                                Peter K. Potchen
                                 Kevin P. Riley
                                John A. Simonson
                                 K. Brent Somers
                                Thomas C. Stevens
                                 Andrew R. Tyson

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of the 20th day of November, 1997, between KEYCORP, an Ohio corporation ("Key"), and ___________________ (the "Executive").

         Key is entering into this Agreement in recognition of the importance of the Executive's services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Key. (As used in this Agreement, the terms "Subsidiaries" and "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 7, at the end of this Agreement.)

         Key and the Executive agree, effective as of the date first set forth above, as follows:

         1. BASIC SEVERANCE BENEFITS. The benefits described in Sections 1.1, 1.2, and 1.3 below are subject to the limitations set forth in Sections 4.1 (which requires an election among applicable agreements providing severance benefits if more than one such agreement would apply in the particular circumstances of the termination of the Executive's employment and stipulates that any payments received under this Agreement are in lieu of other claims or rights), 4.2 (regarding withholding), and 4.3 (requiring the execution of a waiver and release by the Executive).

         1.1 IF EMPLOYMENT IS TERMINATED WITHOUT CAUSE, ETC., WITHIN TWO YEARS OF A CHANGE OF CONTROL. If, within two years following the occurrence of a Change of Control, the Executive's employment with Key and its Subsidiaries is terminated by Key or its Subsidiary for any reason other than Cause, Disability, or death or by the Executive after a Reduction of Base Salary or a Mandatory Relocation has occurred:

         (a) LUMP SUM PAYMENT. Key shall pay to the Executive, within 30 business days after the Termination Date, a lump sum severance benefit equal to 2 1/2 times the sum of (i) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Annual Incentive Compensation; and

         (b)     RETIREMENT AND SAVINGS  PLANS.  Effective as of the
                 Termination Date, the Executive's interest in all Relevant Plans shall become fully vested and nonforfeitable and the Executive's right to and interest in all subsequent accruals provided for in the remainder of this Section 1.1(b) under any of the Relevant Plans shall also be fully vested and nonforfeitable. For the period beginning on the day after the Termination Date and ending thirty months, to the day, after the Termination Date (the "Section 1.1 Benefit Period"), Key shall cause the Executive to continue to be covered by and to participate in all of the Relevant Plans in the same manner and to the same extent as if the Executive continued in the full-time employ of Key throughout the Section 1.1 Benefit Period, except that, if Key determines that such coverage or participation in any one or more of the Relevant Plans is Impermissible, the Executive shall continue to be covered by and participate as aforesaid in all of the Relevant Plans as to which such coverage or participation is not Impermissible and, with respect to each Relevant Plan as to which such continued coverage or participation is Impermissible, Section 1.4(b) shall apply. With respect to each Discontinued Plan, Section 1.4(c) shall apply.

         1.2 IF EMPLOYMENT IS TERMINATED BY EXECUTIVE FOR GOOD REASON DURING A WINDOW PERIOD. Except as provided in the last sentence of this Section 1.2, if the Executive's employment with Key and its Subsidiaries is terminated by the Executive for Good Reason during a Window Period:

         (a) LUMP SUM PAYMENT. Key shall pay to the Executive, within 30 business days after the Termination Date, a lump sum severance benefit equal to one and one half times the sum of (i) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Annual Incentive Compensation, and

         (b)     RETIREMENT AND SAVINGS  PLANS.  Effective as of the
                 Termination Date, the Executive's interest in all Relevant Plans shall become fully vested and nonforfeitable and the Executive's right to and interest in all subsequent accruals provided for in the remainder of this Section 1.2(b) under any of the Relevant Plans shall also be fully vested and nonforfeitable. For the period beginning on the day after the Termination Date and ending eighteen months, to the day, after the Termination Date (the "Section 1.2 Benefit Period"), Key shall cause the Executive to continue to be covered by and to participate in all of the Relevant Plans in the same manner and to the same extent as if the Executive continued in the full-time employ of Key throughout the Section 1.2 Benefit Period, except that, if Key determines that such coverage or participation in any one or more of the Relevant Plans is Impermissible, the Executive shall continue to be covered by and participate as aforesaid in all of the Relevant Plans as to which such coverage or participation is not Impermissible and, with respect to each Relevant Plan as to which such continued coverage or participation is Impermissible, Section 1.4(b) shall apply. With respect to each Discontinued Plan, Section 1.4(c) shall apply.

This Section 1.2 shall not apply if, at the Termination Date, (x) there has been either any Reduction of Base Salary or any Mandatory Relocation (in which event
Section 1.1 would apply to the termination) or (y) Key or any Subsidiary has Cause to terminate the Executive's employment (in which case no lump sum severance benefit would be payable under either of Sections 1.1 or 1.2).

         1.3 PAYMENT OF COST OF COBRA HEALTH BENEFITS. If the Executive becomes entitled to payment of a lump sum severance benefit under either of Sections 1.1 or 1.2 of this Agreement and the Executive elects to continue to receive health benefits pursuant to an election that Key or any Subsidiary is required to provide to the Executive in order to comply with Section 4980B(f) of the Internal Revenue Code (commonly referred to as "COBRA continuation coverage") during the period specified in Section 4980B(f) (the "COBRA continuation period"), Key will pay the cost of continuing those benefits from the Termination Date through the first to occur of (a) the end of the COBRA continuation period or (b) the date on which the Executive becomes employed (other than on a part-time or temporary basis) by any other person or entity.

         1.4 PROVISIONS APPLICABLE TO CONTINUED RETIREMENT AND SAVINGS PLAN PARTICIPATION.

         (a) If the Executive becomes entitled to payment of a lump sum severance benefit under either of Section 1.1 or Section 1.2, the rules set forth in the remainder of this Section 1.4(a) shall be applicable for purposes of all Relevant Plans:

                 (i) the entire Section 1.1 Benefit Period or Section 1.2 Benefit Period (each, a "Benefit Period"), as the case may be, shall be included in determining the Executive's years of service,

                 (ii) amounts received by the Executive under clause (a)(i) of either of Section 1.1 or Section 1.2, as the case may be, shall be deemed to be base salary received by the Executive ratably during the applicable Benefit Period, and

                 (iii)     amounts received by the Executive under clause
                           (a)(ii) of either of Section 1.1 or Section 1.2, as the case may be, shall be deemed to be incentive compensation received by the Executive ratably during the applicable Benefit Period and shall, if relevant, be allocated between short term incentive compensation and long term incentive compensation based on the degree to which awards of each type of incentive compensation were taken into account in determining Average Annual Incentive Compensation.

         (b) If either Section 1.1(b) or Section 1.2(b) becomes applicable and at any time during the applicable Benefit Period, Key determines in good faith that continuing the Executive's coverage by and participation in any of the Relevant Plans during the applicable Benefit Period is Impermissible, the Executive shall not be covered by and participate in such affected plan or plans during the applicable Benefit Period, but Key shall provide to the Executive under this Agreement, as a supplemental retirement benefit, payments and benefits that put the Executive in the same position that the Executive would have been in had the Executive continued to be covered by and to participate in all such affected plans throughout the applicable Benefit Period (taking into account the rules set forth in Section 1.4(a) above) to the same extent as the Executive was a participant immediately before the Termination Date, with the supplemental payments and benefits under this sentence being payable to the Executive (or, if applicable, to the Executive's spouse, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the affected plan or plans in question.

         (c) If either Section 1.1(b) or Section 1.2(b) becomes applicable and any of the Relevant Plans are Discontinued Plans, as to each such Discontinued Plan, Key shall provide to the Executive under this Agreement, as a supplemental retirement benefit, payments and benefits that put the Executive in the same position that the Executive would have been in had the Discontinued Plan continued through the end of the applicable Benefit Period without having become a Discontinued Plan and had the Executive continued to be covered by and to participate in that Discontinued Plan throughout the applicable Benefit Period (taking into account the rules set forth in Section 1.4(a) above) to the same extent as the Executive was a participant immediately before the date of the Change of Control, with the supplemental payments and benefits under this sentence being payable to the Executive (or, if applicable, to the Executive's spouse, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the Discontinued Plan, provided however, that to the extent the Discontinued Plan has been substituted for by another Relevant Plan, the amount payable by Key under this Section 1.4(c) shall be offset by the amounts actually paid under that substitute plan.

         2.       OTHER BENEFITS.

         2.1      REIMBURSEMENT OF CERTAIN EXPENSES AFTER A CHANGE OF CONTROL.

         (a) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.

         (b) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that the Executive had no reasonable grounds for bringing that action (which determination need not be made simply because the Executive fails to succeed in the action).

         (c) From and after a Change of Control, expenses (including attorney's fees) incurred by the Executive in defending any action, suit, or proceeding commenced or threatened (whether before or after the Change of Control) against the Executive for any action or failure to act as an employee, officer, or director of Key or any Subsidiary shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Executive in which the Executive agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (i) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the Executive's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or undertaken with reckless disregard for the best interests of Key or a Subsidiary, or (ii) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that the Executive is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this
                 Section 2.1(c) shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or regulations of Key or of any Subsidiary, any agreement, vote of shareholders or disinterested directors, or otherwise.

         2.2 INDEMNIFICATION. From and after a Change of Control, Key shall indemnify the Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this
Section 2.2 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

         2.3 DISABILITY. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Key or any Subsidiary for any period by reason of disability of the Executive, Key will pay and provide to the Executive all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Key or any Subsidiary through the earliest of the following dates:
(a) the first date on which the Executive is no longer so disabled to such an extent that the Executive is unable to perform services for Key or any Subsidiary (whereupon the Executive shall be restored to his duties and this Agreement shall apply in accordance with its terms), (b) the date on which the Executive becomes eligible for payment of long term disability benefits under a long term disability plan generally applicable to executives of Key or a Subsidiary, (c) the date on which Key has paid and provided 24 months of compensation and benefits to the Executive during the Executive's disability, or
(d) the date of the Executive's death.

         2.4      GROSS-UP OF PAYMENTS DEEMED TO BE EXCESS PARACHUTE PAYMENTS.

         (a) Key and the Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Key for federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If the Executive's employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 2.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to the Executive within 30 days after the Termination Date or such earlier time as is requested by Key. Key and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 2.4.

         (b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to the Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to the Executive, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

         (c)     If the Internal  Revenue  Service  determines  that any
                 Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to the Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

         (d) If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under
                 Section 4999, the Executive shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold the Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key's sole expense. Nothing in this Paragraph (d) shall require the Executive to incur any expense other than expenses with respect to which Key has paid to the Executive sufficient sums so that after the payment of the expense by the Executive and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon the Executive as a result of the Executive's receipt of that payment, the net effect is no cost to the Executive. Nothing in this Paragraph
                 (d) shall require the Executive to extend the statute of limitations with respect to any item or issue in the Executive's tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Executive shall promptly pay to Key such amount as will leave the Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that the Executive would have been in if the refunded excise tax had never been paid.

         3. NO SET-OFF; NO OBLIGATION TO SEEK OTHER EMPLOYMENT OR TO OTHERWISE MITIGATE DAMAGES; NO EFFECT UPON OTHER PLANS. Key's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive's employment. Neither the provisions of this Agreement, nor the execution of the waiver and release referred to in Section
4.3 below, nor the making of any payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights, under any incentive compensation plan, stock option or stock appreciation rights plan, retirement or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary.

         4.       CERTAIN LIMITATIONS ON BENEFITS.

         4.1 ELECTION OF BENEFITS REQUIRED; PAYMENTS IN LIEU OF OTHER CLAIMS OR RIGHTS. If (a) the Executive is a party to either or both of an employment agreement (which includes any letter agreement regarding Executive's employment with Key) or severance agreement with Key (singularly or collectively, the "Prior Agreement"), and (b) the Executive's employment with Key is terminated under circumstances giving rise to a right on the part of the Executive to receive continuing compensation, separation pay, or other severance benefits under the Prior Agreement and under this Agreement, the Executive shall have the right to elect to have either the Prior Agreement (if and only to the extent the Prior Agreement is applicable) or this Agreement (if and only to the extent this Agreement is applicable) , but not both, apply to the termination. If this Section 4.1 applies: (x) Key shall not make any payments arising out of the termination of the Executive's employment, either under the Prior Agreement or under this Agreement, until after the Executive has delivered to Key a signed notice of election to receive payments under the Prior Agreement or under this Agreement, and (y) if the Executive elects to receive payments under the Prior Agreement, the provisions of Sections 2.1, 2.2, and 2.4 of this Agreement shall nevertheless continue to be applicable, but without duplication of payments. If the Executive receives any payments under this Agreement as a result of the termination of the Executive's employment following a Change of Control, those payments shall be in lieu of any and all other claims or rights that the Executive may have for severance, separation, and/or salary continuation pay upon that termination of the Executive's employment.

         4.2 TAXES; WITHHOLDING OF TAXES. Without limiting either the right of Key or its Subsidiary to withhold taxes pursuant to this Section 4.2 or the obligation of Key to make gross-up payments pursuant to Section 2.4, the Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Key or its Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Key shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Key or its Subsidiary may withhold from any amount payable under either of Sections 1.1 or 1.2 of this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any payment made to the Executive by Key or any Subsidiary under Section 1.3 of this Agreement.

         4.3 WAIVER AND RELEASE. Key may condition the payment of any amounts otherwise due under Section 1 of this Agreement upon (a) the execution by the Executive of a waiver and release in the form attached to this Agreement as Exhibit A, with blanks appropriately filled and, in the case of clause (e) contained therein, completed with the number of days that Key determines is required under applicable law, but in no event more than 45 days, and (b) the observation of such waiting periods, if any, before and after execution of the waiver and release by the Executive as are required by law, such as, for example, the waiting periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that Key delivers to the Executive such a waiver and release, appropriately completed, within seven days of the date on which the Executive's employment is terminated.

         5. TERM OF THIS AGREEMENT. This Agreement shall be effective upon the date first above written and shall thereafter apply to any Change of Control occurring on or before December 31, 1998. Unless this Agreement is terminated earlier pursuant to Section 5.1, on

December 31, 1998 and on December 31 of each succeeding year thereafter (a "Renewal Date"), the term of this Agreement shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.

         5.1 TERMINATION OF AGREEMENT UPON TERMINATION OF EMPLOYMENT BEFORE A CHANGE OF CONTROL. This Agreement shall automatically terminate and cease to be of any further effect on the first date occurring before a Change of Control on which the Executive is no longer employed by Key or any Subsidiary, except that, for purposes of this Agreement, any termination of employment of the Executive that is effected before and in contemplation of a Change of Control that occurs after the date of the termination shall be deemed to be a termination of the Executive's employment as of immediately after that Change of Control and this Agreement shall be deemed to be in effect immediately after that Change of Control.

         5.2 NO TERMINATION OF AGREEMENT DURING TWO YEAR PERIOD BEGINNING ON DATE OF A CHANGE OF CONTROL. After a Change of Control, this Agreement may not be terminated. However, if the Executive's employment with Key and its Subsidiaries continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement other than Sections
2.1 and 2.2, that particular Change of Control shall thereafter be treated as if it never occurred.

         6.       MISCELLANEOUS.

         6.1 SUCCESSOR TO KEY. Key shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation or bank, unless such other corporation or bank shall assume this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption the successor corporation or bank shall become obligated to perform the obligations of Key under this Agreement and the term "Key" as used in this Agreement shall be deemed to refer to such successor corporation or bank.

         6.2 NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to Key or a Subsidiary, as follows:

                           KeyCorp
                           127 Public Square
                           Cleveland, Ohio  44114
                           Attention:  Secretary

and, in the case of notices to the Executive, properly addressed to the Executive at the Executive's most recent home address as shown on the records of Key or its Subsidiary, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         6.3 EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Key or the Executive to have the Executive continue as an officer of Key or a Subsidiary or to remain in the employment of Key or a Subsidiary.

         6.4 ADMINISTRATION. Key shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Key.

         6.5 SOURCE OF PAYMENTS. Any payment specified in this Agreement to be made by Key may be made, at the election of Key, directly by Key or through any Subsidiary of Key. All payments under this Agreement shall be made solely from the general assets of Key or one of its Subsidiaries (or from a grantor trust, if any, established by Key for purposes of making payments under this Agreement and other similar agreements), and the Executive shall have the rights of an unsecured general creditor of Key with respect thereto.

         6.6 CLAIMS REVIEW PROCEDURE. Whenever Key decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Agreement by the Executive, Key shall transmit a written notice of its decision to the Executive, which notice shall be written in a manner calculated to be understood by the Executive and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Executive that, within 60 days of the date on which the Executive receives such notice, the Executive may obtain review of the decision of Key in accordance with the procedures hereinafter set forth. Within such 60-day period, the Executive or the Executive's authorized representative may request that the claim denial be reviewed by filing with Key a written request therefor, which request shall contain the following information:

         (a)      the date on which the request was filed with Key,

         (b) the specific portions of the denial of the Executive's claim that the Executive requests Key to review, and

         (c) any written material that the Executive desires Key to examine.

Within 30 days of the date specified in clause (a) of this Section 6.6, Key shall conduct a full and fair review of its decision to deny the Executive's claim for benefits and deliver to the Executive its written decision on review, written in a manner calculated to be understood by the Executive, specifying the reasons and the Agreement provisions upon which its decision is based. Nothing in this Section 6.6 shall be construed as limiting or restricting the Executive's right to institute legal proceedings in a court of competent jurisdiction to enforce this Agreement after complying with the procedures set forth in this Section 6.6 or as limiting or restricting the scope of the court's review (which review shall be de novo); provided, further, that the failure of the Executive to comply with the procedures set forth in this Section 6.6 shall not bar or prohibit the subsequent compliance by the Executive with those procedures and thereafter the Executive shall have the right to institute legal proceedings to enforce this Agreement.

         6.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         6.8 MODIFICATION, WAIVER, ETC. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         6.9 SAVINGS CLAUSE. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the "FDIC") that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a "Limiting Rule"):

         (a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Key to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

         (b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Key severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive's termination.

Following any such election, the Executive will be entitled to receive benefits under the agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

         6.10 AGREEMENT SUPERSEDES SIMILAR AGREEMENT PREVIOUSLY ENTERED INTO. This Agreement supersedes a similar agreement originally entered into between Key and the Executive as of October 15, 1996, and that agreement (as amended, if it has been heretofore amended) is no longer of any force or effect.

         7.  DEFINITIONS.

         7.1 ACCOUNTING FIRM. The term "Accounting Firm" means the independent auditors of Key for the fiscal year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")).

         7.2 AVERAGE ANNUAL INCENTIVE COMPENSATION. The term "Average Annual Incentive Compensation" means the sum of Average Short Term Incentive Compensation, as defined in clause (a) below, and Average Long Term Incentive Compensation, as defined in clause (b) below.

         (a) The term "Average Short Term Incentive Compensation" means the higher of:

                  (i) the average of the short term incentive compensation payable to the Executive for each of the last two years immediately preceding the year in which the Change of Control occurred (the "Change Year") or, if, for any reason, short term incentive compensation was payable to the Executive for only one of those two years, the amount of short term incentive compensation payable to the Executive for that year, and

                  (ii) the Executive's targeted short term incentive compensation for the Change Year or for the year immediately preceding the Change Year, whichever is higher,

                  except that if the Executive first became a participant in Key's short term incentive compensation program during the Change Year, Average Short Term Incentive Compensation means the Executive's targeted short term incentive compensation for the Change Year.

         (b) The term "Average Long Term Incentive Compensation" means the higher of:

                  (i) the average of the "Applicable Amounts" (as defined in clauses (x) and (y) below) of the long term incentive compensation awards payable to the Executive for each of the last two multi-year cycles that ended before the Change Year or, if, for any reason, long term incentive compensation was payable to the Executive for only one of those two multi-year cycles, the Applicable Amount of the long term incentive compensation award payable to the Executive for that multi-year cycle, and

                  (ii) the Applicable Amount of the Executive's targeted long term incentive compensation award for the multi-year cycle that began with the Change Year or, if higher or if no multi-year cycle began with the Change Year, the Applicable Amount of the Executive's targeted long term incentive compensation award for the most recently commenced multi-year cycle that began before the Change Year, except that if the Executive first became a participant in Key's long term incentive compensation program during the Change Year, Average Long Term Incentive Compensation means the Applicable Amount of the Executive's targeted long term incentive compensation award for the most recently commenced multi-year cycle. For these purposes:

                  (x) if the plan in question provides for a series of successive multi-year periods, the last year of each of which follows the last year of the immediately preceding multi-year period under the plan by a single year (i.e., a plan that provides for possible payment of long term incentive compensation each and every year for as long as the plan continues), the Applicable Amount of the award for each multi-year cycle under that plan shall be the full amount (i.e.:
                           100%) of the award for that multi-year period; and

                  (y) if the plan in question provides for a series of successive multi-year periods, the last year of each of which follows the last year of the immediately preceding period under the plan by two years (i.e., a plan that provides for possible payment of long term incentive compensation every other year for as long as the plan continues), the Applicable Amount of the award for each multi-year cycle under that plan shall be one half of the full amount (i.e.: 50%) of the award for that multi-year period.

                  The effect of clauses (x) and (y) is shown in the following table which assumes that the multi-year long term incentive compensation plan in question was one described in clause (x) (contemplating payments every year for successive three-year cycles) through the three-year cycle ending with the year 1999 and one described in clause (y) (contemplating payments every other year for successive four-year cycles) starting with a four-year cycle ending with the year 2001:

                    ------------------ ------------------------------------------------
                                                   "Applicable Amount" of Full Award
                    Multi-Year Cycle   Last Year        for the Multi-Year Cycle
                    ------------------ ------------------------------------------------
                        1995-1997         1997                    100%
                    ------------------ ------------------------------------------------
                        1996-1998         1998                    100%
                    ------------------ ------------------------------------------------
                        1997-1999         1999                    100%
                    ------------------ ------------------------------------------------
                        1998-2001         2001                    50%
                    ------------------ ------------------------------------------------
                        2000-2003         2003                    50%
                    ------------------ ------------------------------------------------
                        2002-2005         2005                    50%
                    ------------------ ------------------------------------------------

As used in this Section 7.2, incentive compensation means any cash based incentive compensation, including bonuses (but excluding signing bonuses paid to a newly hired executive) and is calculated before any reduction on account of deferrals; short term incentive compensation means incentive compensation for periods of time of one year or less and long term incentive compensation means incentive compensation for periods of time of more than one year; targeted long term or short term incentive compensation, as the case may be, means: (i) if the incentive compensation plan, program, or arrangement in question designates a targeted amount or a targeted level of achievement for the Executive, it means that targeted amount or level, (ii) if the incentive compensation plan, program, or arrangement in question has only one level of payout for the Executive (other than zero), it means that level (i.e. the level other than zero), (iii) if the incentive compensation plan, program, or arrangement in question does not designate a targeted amount or level of achievement for the Executive but does have multiple anticipated levels of possible payout or achievement for the Executive, it means (in each case excluding from consideration any level that results in zero payout) the middle level of payout or achievement for the Executive (or if there are an even number of levels, the average of the two levels if there are only two levels or the average of the middle two levels if there are four or more levels), and (iv) in all other cases, the amount anticipated or projected to be paid under the plan, program, or arrangement in question at the time the performance period in question commenced. For purposes of calculating Average Annual Incentive Compensation under this Section 7.2, in determining the amount of incentive compensation (short or long term) payable to or targeted for the Executive for any past or current incentive compensation period or cycle, if the incentive compensation was for a partial period or cycle (such as where an executive becomes a participant in an incentive plan after the incentive compensation period or cycle has commenced so that the award payable to or targeted for the executive is prorated), such incentive compensation payable to or targeted for the Executive shall be determined as if the Executive had participated throughout the complete incentive compensation period or cycle in question. For example, if, with respect to a 12-month plan that would have paid the Executive incentive compensation of $12X if the Executive had been a participant for the full plan year, the Executive became a participant when only seven months were left in the plan year and the Executive was therefore paid incentive compensation of only $7X, the Executive would be treated for purposes of this Section 7.2 as if the Executive had been a participant for the full plan year and had been paid incentive compensation of $12X under the plan.

         7.3 BASE SALARY. The term "Base Salary" means the salary payable to the Executive from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan or any other deferral. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.

         7.4 CAUSE. The employment of the Executive by Key or any of its Subsidiaries shall have been terminated for "Cause" if, after a Change of Control and prior to the termination of employment, any of the following has occurred:

         (a)      the Executive shall have been convicted of a felony,

         (b) the Executive commits an act or series of acts of dishonesty in the course of the Executive's employment which are materially inimical to the best interests of Key or a Subsidiary and which constitutes the commission of a felony, all as determined by the vote of three fourths of all of the members of the Board of Directors of Key (other than the Executive, if the Executive is a Director of Key) which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,

         (c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive's employment and such order or directive has not been vacated or reversed upon appeal, or

         (d) after being notified in writing by the Board of Directors of Key to cease any particular Competitive Activity, the Executive shall intentionally continue to engage in such Competitive Activity while the Executive remains in the employ of Key or a Subsidiary.

If (x) Key or any Subsidiary terminates the employment of the Executive during the two year period beginning on the date of a Change of Control and at a time when it has "Cause" therefor under clause (c), above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) Key or the Subsidiary fails to offer to reinstate the Executive to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, Key or the Subsidiary will be deemed to have terminated the Executive without Cause during the two year period beginning on the date of the Change of Control.

         7.5 CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if, at any time while this Agreement is in effect pursuant to Section 5 hereof, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 7.5, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.

         (a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

                  (i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or

                  (ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.

         (b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause
                  (b));

         (c) A Change of Control will have occurred under this clause (c) if either

                  (i) without the prior approval, solicitation, invitation, or recommendation of the Key Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to "solicit" (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Key Board of Directors, or

                  (ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934
                           Act),

                  and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key's shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

                  For purposes of this clause (c), the term "Change Event" shall mean any of the events described in the following subclauses
                  (x), (y), or (z) of this clause (c):

                  (x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

                  (y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.

                  (z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.

         (d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.

         7.6 COMPETITIVE ACTIVITY. The Executive shall be deemed to have engaged in "Competitive Activity" if the Executive:

         (a) engages in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries), or

         (b) serves as a director, officer, or employee of any bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking or securities company, mutual fund company, or other financial services company other than Key or any of its Subsidiaries (each of the foregoing being hereinafter referred to as a "Financial Services Company"), or renders services of a consultative or advisory nature or otherwise to any such Financial Services Company; provided, however, this clause (b) shall not prohibit or restrict the Executive from serving in any such capacity with the consent of Key.

         7.7 DISABILITY. For purposes of this Agreement, the Executive's employment will have been terminated by Key or its Subsidiary by reason of "Disability" of the Executive only if
                                      -17-

(a) as a result of bodily injury or sickness, the Executive has been unable to perform the Executive's normal duties for Key or its Subsidiary for a period of 180 consecutive days, and (b) the Executive begins to receive payments under the KeyCorp Long Term Disability Benefit Plan not later than 30 days after the Termination Date.

         7.8 DISCONTINUED PLAN. The term "Discontinued Plan" means any Retirement Plan and/or Savings Plan that:

         (a) the Executive was covered by and participating in immediately before the occurrence of a Change of Control, and

         (b) was, between the date of the Change of Control and the Termination Date, either terminated or altered in such a way as to substantially reduce the benefits provided to the Executive thereunder without having been substituted for by a similar plan providing substantially similar benefits to the Executive.

         7.9 GOOD REASON. The Executive shall be deemed to have "Good Reason" to terminate the Executive's employment under this Agreement during a Window Period if, at any time after the occurrence of a Change of Control and before the end of the Window Period, one or more of the events listed in clauses (a) through
(c) of this Section 7.9 occurs without the written consent of the Executive:

         (a) following notice by the Executive to Key and an opportunity by Key to cure, the Executive determines in good faith that the Executive's position, responsibilities, duties, or status with Key are at any time materially less than or reduced from those in effect before the Change of Control or that the Executive's reporting relationships with superior executive officers have been materially changed from those in effect before the Change of Control;

         (b) following notice by the Executive to Key and an opportunity by Key to cure, the Executive is excluded from full participation in any incentive compensation plan or stock option, stock appreciation, or similar equity based plan in which similarly situated executives of Key and its Subsidiaries generally participate; or

         (c) the headquarters that was the Executive's principal place of employment before the Change of Control (whether Key's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the Change of Control. (If the Executive's principal place of employment before the Change of Control was neither at Key's headquarters nor at any regional headquarters, then this clause (c) shall not be applicable.)

For purposes of clauses (a) and (b), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Executive) for more than seven calendar days after the Executive has given notice to Key of the existence of that circumstance.

         7.10 IMPERMISSIBLE. The term "Impermissible," when used in the context of the Executive's continued coverage by and participation in any of the Retirement Plans or Savings Plans shall mean that such a continuation would violate the provisions of any such plan, would cause any such plan that is or is intended to be qualified under Section 401(a) of the Internal Revenue Code to fail to be so qualified, would require shareholder approval, or would be unlawful.

         7.11 MANDATORY RELOCATION. A "Mandatory Relocation" shall have occurred if, at any time after a Change of Control, the Executive is required to relocate the Executive's principal place of employment for Key or its Subsidiary without the Executive's written consent more than 35 miles from where the Executive was located prior to the Change of Control.

         7.12 REDUCTION OF BASE SALARY. A "Reduction of Base Salary" shall have occurred if the Base Salary of the Executive is reduced at any time after a Change of Control.

         7.13     RELEVANT PLANS.  The term "Relevant Plans" means:

         (a) all Retirement Plans and Savings Plans that the Executive was covered by and participating in immediately before the Termination Date, and

         (b)      all Discontinued Plans.

Reference to a "Relevant Plan," in the singular, means any of the Relevant
Plans.

         7.14 RETIREMENT PLANS. The term "Retirement Plans" means the KeyCorp Cash Balance Pension Plan and the Supplemental Retirement Plan, each as from time to time amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which the Executive was participating prior to the Termination Date. Reference to a "Retirement Plan," in the singular, means any of the Retirement Plans.

         7.15 SAVINGS PLANS. The term "Savings Plans" means and includes the KeyCorp 401(k) Savings Plan and the KeyCorp Excess 401(k) Savings Plan, in both cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for either such plan, and all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code), maintained by Key or any of its Subsidiaries in which the Executive was participating prior to the Termination Date. Reference to a "Savings Plan," in the singular, shall mean any of the Savings Plans.

         7.16 SUPPLEMENTAL RETIREMENT PLAN. The term "Supplemental Retirement Plan" means the KeyCorp Supplemental Retirement Plan, the KeyCorp Excess Cash Balance Pension Plan, the KeyCorp Supplemental Retirement Plan for Key Executives, the KeyCorp

Supplemental Retirement Benefit Plan, and the KeyCorp Executive Supplemental Pension Plan, each as from time to time amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any of such plans.

         7.17 SUBSIDIARY. A "Subsidiary" means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Key.

         7.18 TERMINATION DATE. The term "Termination Date" means the date on which the Executive's employment with Key and its Subsidiaries terminates.

         7.19 WINDOW PERIOD. The term "Window Period," with respect to any particular Change of Control, means the three-month period beginning on the date that falls on the same day of the month as the date of the Change of Control in the fifteenth month after the month in which the Change of Control occurs. If at any time there has been more than one Change of Control, there shall be a separate Window Period with respect to each such Change of Control.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     KEYCORP


                                     By  ______________________________
                                     Robert W. Gillespie
                                     Chairman and      Chief Executive Officer


                                     THE "EXECUTIVE"


                                     ---------------------------------

                                    EXHIBIT A


                               WAIVER AND RELEASE

                  DO NOT SIGN WITHOUT READING AND UNDERSTANDING


In consideration of the payments to be made to me following termination of my employment with KeyCorp pursuant to the agreement between KeyCorp and me dated as of November 20, 1997 (the "Change of Control Agreement"), which payments I acknowledge I am not entitled to receive without execution of this Waiver and Release, and which payments will not commence earlier than eight days after the execution of this Waiver and Release, I, for myself, my heirs, administrators, executors, and assigns, release and discharge KeyCorp, its affiliates, subsidiaries, divisions, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to throughout this Waiver and Release as "Key") from any and all causes of action, charges of discrimination, proceedings, or claims of every kind, nature, and character, arising out of or relating to my employment with Key and the termination of my employment with Key based upon or related to any contention (i) that my employment terminated because of any tortious, wrongful, unlawful, or improper conduct or act or in violation or breach of any express or implied contract or agreement, or (ii) that Key engaged in any discriminatory act, event, pattern, or practice involving age, religion, creed, sex, national origin, ancestry, handicap, disability, veteran status, marital status, race, or color, or the continuing or future effects thereof (including, without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ., or any similar state law).

I warrant that no promise or inducement has been offered to me other than as set forth in the Change of Control Agreement, that I am relying on no other statement or representation by Key, and that I have not assigned any of my rights. I have read this Waiver and Release; I have had a full opportunity to consider it (including the opportunity to consult with an attorney of my choice); and I understand that by signing it I am giving up important rights, including any right to sue under federal, state, or local law. I also verify that my entering into this Waiver and Release is wholly voluntary.

I further warrant that:

         (a) I understand that I am specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ.;

         (b) I understand that I am not hereby waiving any rights or claims that may arise after this Waiver and Release is executed by me;

         (c) I understand that this Waiver and Release is being given by me in exchange for consideration that is more valuable to me than what I am entitled to without the Change of Control Agreement and the execution of this Waiver and Release;

                                    EXHIBIT A
                                    (CONT'D)


         (d) I have been advised in writing by Key that I should have, at my expense, an attorney of my choice review this Waiver and Release;

         (e) I have been advised by Key that I may take up to _____ days from receipt of this Waiver and Release to determine whether to execute the same; and

         (f) I have been advised by Key that this Waiver and Release may be revoked by me within seven (7) days following execution of this Waiver and Release whereupon this Waiver and Release shall be null and void.

IN WITNESS WHEREOF, I have hereby set my hand this _________ day of _______________, ____.

Witness:



-------------------------              -------------------------

                                    EXHIBIT A
                                    (CONT'D)





         ACKNOWLEDGMENT OF RECEIPT OF WAIVER AND RELEASE





         I do hereby acknowledge that on _____________________, ____, I received a copy of the Waiver and Release which is attached hereto, and I understand that I have _____* days from the date of receipt of the Waiver and Release to determine whether to execute it.


Witness:______________________                         ______________________



*to be completed the same as clause (e) of the Waiver and Release.

                                    EXHIBIT A
                                    (CONT'D)



Director of Human Resources
KeyCorp
127 Public Square
Cleveland, Ohio 44114


Re:      Waiver and Release

Dear Sir or Madam:

                  On ________ __, ____, I executed a Waiver and Release in favor of KeyCorp. More than seven (7) days have elapsed since I executed the Waiver and Release. I have at no time revoked my acceptance or execution of the Waiver and Release and, accordingly, I hereby request that KeyCorp commence making the payments due to me under my Change of Control Agreement.

                                             Very truly yours,

Witness:

-----------------------                      -------------------------